EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 3, 2015, relating to the consolidated financial statements of Cartesian, Inc. and subsidiaries (the "Company") appearing in the Annual Report on Form 10-K of the Company for the year ended January 3, 2015.

/s/ DELOITTE & TOUCHE LLP

Kansas City, MO
April 14, 2015